Exhibit 99.1

—		SRA Media Relations Contact: Sheila S. Blackwell 703.227.8345 sheila_blackwell@sra.com
—	SRA International (NYSE:SRX)
—	PRESS RELEASE
—
—
—

SRA Appoints William T. Keevan

to Board of Directors

Financial expert brings more than 35 years of expertise to SRA Board

Fairfax, Virginia, February 19, 2008 — SRA International, Inc. (NYSE: SRX), a leading provider of technology and strategic consulting services and solutions to government organizations, today announced that William T. Keevan has been appointed to the SRA Board of Directors. Keevan is a senior managing director and national leader of the Forensic Accounting and Litigation Consulting practice at Kroll, a leading global risk consulting company.

Keevan has more than 35 years of accounting, auditing, financial reporting, litigation consulting and government contractor regulatory compliance experience. He has been recognized in multiple forums as an expert witness on financial, regulatory and compliance matters. Keevan is also the chair of the Audit Committee of DeVry Inc. and a member of its Compensation Committee.

“Bill’s expertise in advising clients on complex accounting, financial reporting, regulatory compliance and governance matters makes him an important addition to the Board,” SRA President and CEO Stan Sloane said. “We are privileged to add Bill’s financial acumen and government contracting experience to the SRA Board.”

Keevan’s career also includes four-and-a-half years as the leader of Navigant Consulting’s Government Contractor Services practice and 28 years with Arthur Andersen, LLP, including serving as a partner in senior management positions.

SRA Chairman and Founder Ernst Volgenau said, “We are pleased that Bill Keevan will join the SRA Board of Directors. He has excellent experience in regulatory compliance for many sectors: aerospace, healthcare and insurance, higher education, public accounting and other areas. He will make valuable contributions to the Board.”

- more -

SRA International, Inc., Corporate Headquarters: 4300 Fair Lakes Court, Fairfax, Virginia 22033

Phone 703.803.1500    Fax 703.803.1509    www.sra.com

About SRA International, Inc.

SRA is a leading provider of technology and strategic consulting services and solutions —including systems design, development, and integration; and outsourcing and managed services — to clients in national security, civil government, and health care and public health markets. The Company also delivers business solutions for contingency and disaster response planning, information assurance, business intelligence, environmental strategies, enterprise architecture, infrastructure management, and wireless integration.

FORTUNE® magazine has chosen SRA as one of the “100 Best Companies to Work For” for nine consecutive years. The Company’s 6,400 employees serve clients from its headquarters in Fairfax, Virginia, and offices around the world. For additional information on SRA, please visit www.sra.com.

Any statements in this press release about future expectations, plans, and prospects for SRA, including statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in this press release represent our views as of February 19, 2008. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to February 19, 2008.

# # #